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                                                                     Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS

The Plan Administrator
Security First Technologies, Inc. 401(k) Savings Plan:

We consent to incorporation by reference in the registration statement on Form S-8 of Security First Technologies Corporation of our report dated June 11, 1999, relating to the statements of net assets available for plan benefits of Security First Technologies, Inc. 401(k) Savings Plan as of December 31, 1998 and 1997 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1998, and supplementary schedules, which report appears in the December 31, 1998 annual report on Form 11-K of Security First Technologies, Inc. 401(k) Savings Plan.


                                    KPMG LLP


Atlanta, Georgia
June 29, 1999